Exhibit 99.1

            Douglas A. Pertz named Director of Nalco Holding Company

    NAPERVILLE, Ill.--(BUSINESS WIRE)--Nov. 16, 2004--Nalco Holding Company (NYSE:NLC) announced today that it has added Douglas A. Pertz to its board of directors, serving on the board's Audit Committee. His appointment brings the board to a total of 8 members.
    Mr. Pertz was Chairman and Chief Executive Officer of IMC Global Inc. from October 2000 until IMC's merger with Cargill Crop Nutrition in October 2004 to form The Mosaic Company. Prior to that, he was President and Chief Executive Officer of IMC Global Inc. from October 1999 to October 2000, after holding the position of President and Chief Operating Officer from October 1998 to October 1999.
    Prior to joining IMC Global Inc., Mr. Pertz served from 1995 to 1998 as President and Chief Executive Officer and as a director of Culligan Water Technologies, Inc. Mr. Pertz currently serves as a director of The Mosaic Company, Bowater Incorporated and Compass Minerals International Inc. He holds a B.S. degree from Purdue University.
    Nalco is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The company currently serves more than 60,000 customer locations representing a broad range of end markets. It has established a global presence with over 10,000 employees operating in 130 countries, supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2003, Nalco achieved sales of $2.8 billion.

    This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.



    CONTACT: Nalco Company
             Charlie Pajor, 630-305-1556 (Media Contact) cpajor@nalco.com
             Mike Bushman, 630-305-1025 (Investor Contact) mbushman@nalco.com website: www.nalco.com